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                                                                     EXHIBIT 5.1

                             GOODWIN PROCTER LLP

                              COUNSELORS AT LAW
                                EXCHANGE PLACE
                         BOSTON, MASSACHUSETTS 02109



                               January 29, 2001



Boston Properties, Inc.
800 Boylston Street, Suite 400
Boston, MA 02199

Ladies and Gentlemen:

     This opinion is furnished in connection with the registration pursuant to the Securities Act of 1933, as amended (the "Act"), of 8,932,101 shares (the "Shares") of Common Stock, par value $ 0.01 per share, (the "Common Stock"), of Boston Properties, Inc. (the "Company") which may be issued pursuant to the Boston Properties, Inc. 1997 Stock Option and Incentive Plan (the "Plan").

     In connection with rendering this opinion, we have examined the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as amended to date; such records of the corporate proceedings of the Company as we deemed material; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

     We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America, the laws of The Commonwealth of Massachusetts, and the Delaware General Corporation Law.

     Based upon the foregoing, we are of the opinion that upon the issuance and delivery of the Shares in accordance with the Registration Statement and the Plan, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

     The foregoing assumes that all requisite steps were taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

     We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the use of our name therein.

                                Very truly yours,

                                /s/ Goodwin Procter LLP
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                                GOODWIN PROCTER LLP